Exhibit 16.1

August 29, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs:

We have read the statements made by Elauwit Connection, Inc. in the Registration Statement on Form S-1, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Sincerely,

/s/ Freed Maxick P.C.

Freed Maxick P.C.

Buffalo, New York